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                                                                                                        EXHIBIT 11

                        CML GROUP, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE

For the periods ended October 29, 1994
and October 30, 1993
                                                                              Three Months Ended
                                                                       --------------------------------
                                                                       Oct. 29, 1994      Oct. 30, 1993
                                                                       -------------      -------------
                 Primary earnings per share:

                 Weighted average number of shares outstanding:
                 Common                                                   49,985,787         50,594,517
                 Shares deemed outstanding from
                   the assumed exercise of stock
                   options and from deferred compensation awards             818,650          1,368,056
                                                                         -----------        -----------

                   Total                                                  50,804,437         51,962,573
                                                                         ===========        ===========


                 Net income                                              $   881,000        $ 7,141,000
                                                                         ===========        ===========

                 Primary earnings per share                                    $0.02              $0.14
                                                                         ===========        ===========

                 Fully diluted earnings per share:

                 Weighted average number of shares outstanding,
                  as above                                                50,804,437         51,962,573
                 Shares deemed outstanding from
                   the assumed conversion of
                   convertible subordinated
                   debentures                                              2,218,649          2,218,649
                 Additional shares deemed
                   outstanding from the assumed
                   exercise of stock options                                  --                 78,328
                                                                         -----------        -----------

                   Total                                                  53,023,086         54,259,550
                                                                         ===========        ===========

                 Additional income from the
                   elimination of the interest cost of
                   the convertible subordinated
                   debentures, net of income tax effect                  $   512,407        $   512,407

                 Fully diluted earnings per share                              $0.02              $0.14
                                                                         ===========        ===========
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